UNITED STATES
SECRUITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.___)

Filed by Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
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[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-12

LIBERTY ALL-STAR EQUITY FUND

(name of Registrant as Specified in its Charter)

ALPS FUND SERVICES, INC.
1290 Broadway, Suite 1100
Denver, Colorado 80203

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Shareholder Name
Address
Address
Address

Reference Number:
**IMMEDIATE RESPONSE NEEDED**

RE: Liberty All-Star® Equity Fund November 19, 2015 Shareholder Meeting

Dear Fellow Shareholder:

Recently, you received proxy materials regarding a very important matter that requires your attention related to your Liberty All-Star® Equity Fund (the “Fund”) investment. The Fund is seeking approval of a new Portfolio Management Agreement among the Fund, ALPS Advisors, Inc. (investment advisor to the Fund) and Delaware Investments Fund Advisers. The Fund’s Board of Trustees has carefully evaluated the proposal and believes the approval of the proposal is in the best interest of shareholders.

Your voice is important in this proxy vote process and the scheduled shareholder meeting on November 19 is quickly approaching. If we do not obtain enough votes to conduct the meeting, we will have to adjourn and continue to request shareholder participation to reach the required quorum.

Please call 1-844-292-8014 (toll-free) between 9:00 a.m. and 10:00 p.m. Eastern Time, Monday through Friday or 10:00 a.m. and 6:00 p.m. on Saturday to cast your vote and eliminate further communications on this matter. During this brief call, you will be speaking with a representative of Boston Financial Data Services, the firm assisting the Fund in the effort of gathering votes.

At the time of the call, you will be asked for the reference number above in order to locate your voting record. The representative will not have access to your confidential information and the telephone line is also recorded for your protection. After the call, you will receive a confirmation of your vote by return mail.

We appreciate your voting.

Sincerely,
William R. Parmentier, Jr.
President of the Fund